EXHIBIT 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of AquaVenture Holdings Limited (“AquaVenture” or the “Company”), AUC Acquisition Holdings LLC (“AUC”) and Pure Health Solutions, Inc. (“PHSI”) after giving effect to: (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, (iv) the post combination payoff of certain factored contracts accounted for as a secured borrowing, and (iv) applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements (collectively, the “Pro Forma Transactions”). The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to Pro Forma Transactions as if they had occurred on September 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and nine months ended September 30, 2018 gives effect to the Pro Forma Transactions as if they had occurred on January 1, 2017.

The pro forma adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Pro Forma Transactions actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

The unaudited pro forma condensed combined financial information reflects the AUC and PHSI acquisitions accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the purchase price exceeds the estimated fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The pro forma purchase price adjustments have been made for the purpose of providing unaudited pro forma condensed combined financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired.

The unaudited pro forma condensed combined financial information and the related notes hereto should be read in conjunction with the following:

•	the historical consolidated financial statements of the Company and its subsidiaries contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017;
•	the unaudited condensed combined interim financial statements of the Company and its subsidiaries contained in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2018;
•

PHSI’s historical consolidated financial statements for the fiscal year ended December 31, 2017 and the unaudited interim financial statements for the nine months ended September 30, 2018 and 2017 included in Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A, respectively;

•

AUC’s historical consolidated financial statements for the fiscal year ended December 31, 2017 and AUC’s unaudited interim financial statements for the six months ended June 30, 2018 and 2017, included in Exhibits 99.1 and 99.2, respectively, to the Company’s Current Report on Form 8-K/A filed with the SEC on January 4, 2019.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2018

(In Thousands)

		AUC			Pro Forma, as	PHSI
	AquaVenture	Historical	Pro Forma		Adjusted for	Historical	Pro Forma		Pro Forma
	Historical	(as adjusted)	Adjustments		AUC Acquisition	(as adjusted)	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$93,617	$628	$(17,414)	(a)	$76,831	$507	$(57,474)	(q)	$19,864
Restricted cash	2,000	100	—		2,100	—	—		2,100
Trade receivables, net	19,497	1,919	84	(b)	21,500	1,384	—		22,884
Inventory	9,703	962	1,643	(c)	12,308	2,717	200	(r)	15,225
Current portion of long-term receivables	6,257	767	(467)	(d)	6,557	—	—		6,557
Prepaid expenses and other current assets	3,855	775	441	(e)	5,071	1,364	402	(s)	6,837
Total current assets	134,929	5,151	(15,713)		124,367	5,972	(56,872)		73,467
Property, plant and equipment, net	114,969	31,274	—		146,243	5,197	591	(t)	152,031
Construction in progress	9,773	—	—		9,773	—	—		9,773
Restricted cash	3,637	—	—		3,637	—	—		3,637
Long-term receivables	39,823	3,419	(2,820)	(d)	40,422	—	—		40,422
Other assets	5,139	1,680	(598)	(f)	6,221	1,940	(1,888)	(u)	6,273
Deferred tax asset	3,157	—	—		3,157	—	108	(v)	3,265
Intangible assets, net	129,333	5,300	42,010	(g)	176,643	3,870	27,680	(w)	208,193
Goodwill	108,244	36,426	28,375	(h)	173,045	—	18,221	(x)	191,266
Total assets	$549,004	$83,250	$51,254		$683,508	$16,979	$(12,160)		$688,327
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,425	$2,718	$(547)	(i)	$6,596	$1,126	$—		$7,722
Accrued liabilities	12,763	562	3,271	(j)	16,596	6,589	(1,613)	(y)	21,572
Current portion of long-term debt	6,400	3,972	(3,972)	(k)	6,400	—	—		6,400
Deferred revenue	3,412	674	866	(l)	4,952	—	—		4,952
Total current liabilities	27,000	7,926	(382)		34,544	7,715	(1,613)		40,646
Long-term debt	164,719	34,558	75,184	(m)	274,461	21,766	(21,766)	(z)	274,461
Deferred tax liability	5,502	3,144	11,298	(n)	19,944	661	(661)	(v)	19,944
Other long-term liabilities	11,757	1,648	—		13,405	21,378	(20,822)	(aa)	13,961
Total liabilities	208,978	47,276	86,100		342,354	51,520	(44,862)		349,012
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value	—	—	—		—	—			—
Additional paid-in capital	578,506	—	2,043	(o)	580,549	33,237	(33,237)	(bb)	580,549
Accumulated other comprehensive income	(101)	—	—		(101)	—			(101)
Accumulated deficit	(238,379)	35,974	(36,889)	(p)	(239,294)	(67,778)	65,939	(cc)	(241,133)
Total shareholders' equity	340,026	35,974	(34,846)		341,154	(34,541)	32,702		339,315
Total liabilities and shareholders' equity	$549,004	$83,250	$51,254		$683,508	$16,979	$(12,160)		$688,327

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In Thousands)

		AUC			Pro Forma, as	PHSI
	AquaVenture	Historical	Pro Forma		Adjusted for	Historical	Pro Forma		Pro Forma
	Historical	(as adjusted)	Adjustments		AUC Acquisition	(as adjusted)	Adjustments		Combined

Revenues:
Bulk water	$58,358	$—	$—		$58,358	$—	$—		$58,358
Rental	52,997	9,218	—		62,215	5,971	—		68,186
Financing income	—	238	—		238	—	—		238
Other	9,796	10,430	—		20,226	13,938	—		34,164
Total revenues	121,151	19,886	—		141,037	19,909	—		160,946
Cost of revenues:
Bulk water	34,617	—	—		34,617	—	—		34,617
Rental	23,484	3,266	—		26,750	2,026	16	(hh)	28,792
Other	5,779	7,979	—		13,758	7,283	—		21,041
Total cost of revenues	63,880	11,245	—		75,125	9,309	16		84,450
Gross profit	57,271	8,641	—		65,912	10,600	(16)		76,496
Selling, general and administrative expenses	69,648	2,802	2,446	(dd)	74,896	15,235	663	(ii)	90,794
(Loss) income from operations	(12,377)	5,839	(2,446)		(8,984)	(4,635)	(679)		(14,298)
Other expense:
Interest expense, net	(7,945)	(2,739)	(5,465)	(ee)	(16,149)	(3,011)	2,684	(jj)	(16,476)
Other expense, net	(1,850)	—			(1,850)	(62)	—		(1,912)
(Loss) income before income tax expense	(22,172)	3,100	(7,911)		(26,983)	(7,708)	2,005		(32,686)
Income tax expense (benefit)	3,622	(286)	(2,690)	(ff)	646	(891)	758	(kk)	513
Net (loss) income	(25,794)	3,386	(5,221)		(27,629)	(6,817)	1,247		(33,199)
Other comprehensive income:
Foreign currency translation adjustment	(17)	—	—		(17)	—	—		(17)
Comprehensive (loss) income	$(25,811)	$3,386	$(5,221)		$(27,646)	$(6,817)	$1,247		$(33,216)

Loss per share – basic and diluted	$(0.98)				$(1.04)				$(1.25)

Weighted-average shares outstanding – basic and diluted	26,426		122	(gg)	26,548				26,548

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2018

(In Thousands)

		AUC			Pro Forma, as	PHSI
	AquaVenture	Historical	Pro Forma		Adjusted for	Historical	Pro Forma		Pro Forma
	Historical	(as adjusted)	Adjustments		AUC Acquisition	(as adjusted)	Adjustments		Combined
Revenues:
Bulk water	$42,682	$—	$—		$42,682	$—	$—		$42,682
Rental	45,041	8,032	(155)	(ll)	52,918	5,500	—		58,418
Financing	3,048	143	—	(ll)	3,191	—	—		3,191
Other	13,012	6,962	(3,251)	(ll)	16,723	10,585	—		27,308
Total revenues	103,783	15,137	(3,406)		115,514	16,085	—		131,599
Cost of revenues:
Bulk water	20,021	—	—		20,021	—	—		20,021
Rental	20,240	2,840	—		23,080	1,737	12	(qq)	24,829
Other	8,624	5,702	(1,643)	(ll)	12,683	4,963	—		17,646
Total cost of revenues	48,885	8,542	(1,643)		55,784	6,700	12		62,496
Gross profit	54,898	6,595	(1,763)		59,730	9,385	(12)		69,103
Selling, general and administrative expenses	59,689	3,442	(155)	(mm)	62,976	12,957	498	(rr)	76,431
(Loss) income from operations	(4,791)	3,153	(1,608)		(3,246)	(3,572)	(510)		(7,328)
Other expense:
Interest expense, net	(10,000)	(1,305)	(5,330)	(nn)	(16,635)	(2,766)	2,429	(ss)	(16,972)
Other (expense) income, net	(520)	—	—		(520)	23	—		(497)
(Loss) income before income tax expense	(15,311)	1,848	(6,938)		(20,401)	(6,315)	1,919		(24,797)
Income tax expense (benefit)	(1,312)	685	(1,457)	(oo)	(2,084)	(149)	489	(tt)	(1,744)
Net (loss) income	(13,999)	1,163	(5,481)		(18,317)	(6,166)	1,430		(23,053)
Other comprehensive income:
Foreign currency translation adjustment	(84)	—	—		(84)	—	—		(84)
Comprehensive (loss) income	$(14,083)	$1,163	$(5,481)		$(18,401)	$(6,166)	$1,430		$(23,137)

Loss per share – basic and diluted	$(0.53)				$(0.69)				$(0.86)

Weighted-average shares outstanding – basic and diluted	26,544		122	(pp)	26,666				26,666

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of AquaVenture, PHSI and AUC.

Description of Transactions

On December 18, 2018, Quench USA, Inc., a wholly-owned subsidiary of AquaVenture, acquired all of the issued and outstanding shares of PHSI from U.S. Water, LLC pursuant to a stock purchase agreement (“PHSI Purchase Agreement”). PHSI, which is based in Lincolnshire, Illinois, is a leading provider of filtered water coolers and related services through direct and indirect sales channels. The Company paid approximately $57.0 million to the seller, in the aggregate, which included approximately $39.5 million in cash related to the purchase price of PHSI, net of an estimated adjustment to reduce the purchase price of $1.2 million, and approximately $17.5 million of cash accounted for as a post-combination payoff of factored contract liabilities accounted for as a secured borrowing. The factored contract liabilities were adjusted to fair value as of the acquisition date based on the present value of the factored contract liabilities using a discount rate of approximately 7% and any penalties associated with the payoff.

Commencing on December 18, 2018, the Company initiated a restructuring of the PHSI organization which included the reduction of headcount for PHSI executive management and other employee positions determined to be duplicative with those at Quench USA, Inc. Certain of the positions were backfilled with additional positions at Quench USA, Inc. depending on the needs of the business. The restructuring was determined to be a post-combination transaction. As a result of the restructuring, the Company incurred a restructuring-related charge, related to severance, termination benefits and related taxes, of approximately $0.9 million during the fourth quarter of 2018 and expects to incur an additional charge of $0.2 million through the second quarter of 2019. As of December 31, 2018, the Company had accrued approximately $0.8 million within accrued expenses on the consolidated balance sheets which is expected to be paid during 2019.  The effects of the restructuring were not included in the unaudited pro forma condensed combined financial information as it was not determined to be factually supported for historical periods.

On November 1, 2018, AquaVenture Holdings, Inc., a wholly owned subsidiary of AquaVenture, acquired all of the issued and outstanding membership interests of AUC from AUC’s members pursuant to a membership interest purchase agreement (the “AUC Purchase Agreement”). The aggregate purchase price was approximately $130.9 million, including $127.0 million of cash, $2.0 million of AquaVenture ordinary shares (or 121,956 shares), and $1.9 million contingent consideration based on the collection of certain receivables. The aggregate purchase price is subject to final adjustment in accordance with the Purchase Agreement.

On November 1, 2018, the Company entered into the Third Amendment to Credit Agreement (the “Amended Corporate Credit Agreement”) with a syndicate of lenders, including Deutsche Bank AG, London Branch, Citibank, N.A., Sequoia IDF Asset Holdings S.A., Comvest Capital IV, L.P., and Comvest Capital IV (Luxembourg) Master Fund, SCSP (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent for the Lenders. Proceeds from the Amended Corporate Credit Agreement were used to partially fund the acquisition of AUC.  The Amended Corporate Credit Agreement: (i) added AquaVenture Holdings, Inc. as a borrower, (ii) increased its borrowings by $110 million to an aggregate principal amount of $260 million, (iii) reduced the interest rate on both the variable and fixed interest portions for the original $150 million borrowings by 50 basis points, and (iv) amended certain financial covenant requirements. Of the incremental borrowing of $110 million, $70 million bears interest at a variable rate of LIBOR plus 5.5% with a LIBOR floor of 1.0%, and the remaining $40 million bears interest at a fixed rate of 8.7%. The principal is due in full in August 2021 and is non-amortizing.

Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, and (iv) the post-combination payoff of certain factored contracts accounted for as a secured borrowing; (b) factually supportable; and (c) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments related to the AUC and PHSI acquisitions are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the preliminary purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed as of the actual closing date of the transaction. The unaudited pro forma adjustments related to the financing are preliminary in nature and reflect the Company’s best estimates of the proceeds and related interest assumptions at the time of the preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, and (iv) the post-combination payoff of certain factored contracts accounted for as a secured borrowing as if they had occurred on September 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and nine months ended September 30, 2018 give effect to (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, and (iv) the post-combination payoff of certain factored contracts accounted for as a secured borrowing as if they had occurred on January 1, 2017.

2.	Significant Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared using the significant accounting policies set forth in the Company’s annual report filed on Form 10-K for the year ended December 31, 2017 and, as updated, within the Company’s quarterly report filed on form 10-Q for the period ended September 30, 2018.

Except as discussed below, the Company has not identified any significant differences in the accounting policies used by the Company, AUC or PHSI in the preparation of the unaudited pro forma condensed combined financial information. The Company is in the process of completing a more detailed review of AUC and PHSI’s significant accounting policies and, as a result, differences could be identified between the accounting policies of the Company, PHSI and AUC that, when conformed, could have a material impact on the financial statements.

Revenues and Contract Costs

The Company adopted Accounting Standards Codification (“ASC”) 606 Revenue from Contracts with Customers and Subtopic 340-40 Other Assets and Deferred Costs – Contracts with Customers (collectively, “New Guidance”) on a full retrospective basis on January 1, 2018. AUC, a private company, had not adopted the New Guidance, and as a result, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 and unaudited pro forma condensed combined balance sheet as of September 30, 2018 include the impact of the New Guidance on the AUC historical financial information. There was no material impact on the PHSI historical financial information and, therefore, no adjustments were made within the pro forma condensed combined financial information for PHSI’s adoption.

The impacts of the adoption on AUC’s primary sources of revenue and related costs are as follows:

Services and contract revenue. Services and contract revenue includes services related to the construction of wastewater treatment plants, which includes both equipment sales and installation services, and installation services related to the leasing of modular wastewater treatment plants. For the construction of wastewater treatment plants, AUC has historically accounted for these contracts on a percentage of completion basis as services are performed. Revenue recognition begins as costs are incurred on the construction of the wastewater treatment plant, which is typically prior to the delivery of the equipment to the customer site.  Under the New Guidance, AUC determined that the equipment sales and installation services are considered a single performance obligation as the installation services are not considered distinct in the context of the agreement and are integral to the functionality of the equipment. Revenues for the construction of wastewater treatment plants is recognized as revenue as the construction is performed, using the input method, which typically begins once the equipment is delivered to the customer site, which is the point at which control of the wastewater treatment plant construction has been transferred to the customer.  As a result, the timing of revenue recognition under the New Guidance will commence at a later date than under the previous revenue recognition standard.

Installation services related to the leasing of modular wastewater treatment plants can be both embedded within a lease agreement or explicit in a separate contract with a third party. For contracts where the installation services are embedded within a lease agreement, AUC has historically allocated the revenue under the contract based on the relative fair value of the installation services and lease of equipment. AUC determined the installation services were a non-lease component of the contract with revenues being recognized on a percentage of completion basis as services are performed. Long-term receivables, which were established for the revenue recognized for the non-lease component, were amortized over the lease term as the cash from the customer was received and allocated. Revenues allocated to the lease component were recognized over the lease term. Under the New Guidance, AUC determined the installation services embedded within a lease agreement, which are performed prior to lease commencement, do not meet the definition of a separate performance obligation as the services are not capable of being distinct within the context of the agreement. As a result, AUC will account for the installation services as a component of the lease and revenues for the entire contract, including both the installation and lease of equipment, will be recognized on a straight-line basis over the lease term.

Contract Costs. Historically, AUC has not recognized initial direct costs for contracts. Upon the adoption of the New Guidance and the conclusions reached with respect to installation services embedded within a lease agreement, the costs related to the installation services were determined to be an initial direct cost of the contract and, as a result, should be deferred and amortized over the initial term of the lease. The initial direct costs generally include contracted services, direct labor, materials, and allocable overhead directly related to resources required to install the related wastewater treatment equipment.

Reclassifications

Certain amounts in the historical consolidated financial statements of AUC and PHSI have been reclassified within the “as adjusted” column in the unaudited pro forma condensed combined financial information so that presentation would conform with AquaVenture’s financial statement presentation and existing financial statement line items. These reclassifications have no effect on previously reported total assets, total liabilities, and shareholders’ equity, or net income (loss) of AUC, PHSI or AquaVenture.

These reclassifications include certain amounts reallocated between financial statement line items, including: (i) the separation of accounts payable and accrued expenses as historically reported by AUC as described in Note 4; (ii) the reclassification of amortization expense for intangible assets to selling, general and administrative expenses from other expense, as historically reported by AUC.

3.	Preliminary Purchase Price Allocation

Pure Health Solutions, Inc.

The cash purchase price, which is subject to final adjustments, for the acquisition of PHSI was approximately $39.5 million, which includes an estimated purchase price adjustment of $1.2 million due from seller.

The following table summarizes the purchase price allocated to the estimated fair value of assets acquired, including intangibles recorded in conjunction with the business combination, and liabilities assumed based on PHSI’s unaudited condensed combined balance sheet as of September 30, 2018 and is for illustrative purposes only (in thousands):

Assets acquired:
Cash and cash equivalents	$507
Trade receivables	1,384
Inventory	2,917
Prepaid expenses and other current assets	565
Property, plant and equipment	5,788
Other assets	52
Deferred tax asset	108
Intangible assets, net	31,550
Goodwill	18,221
Total assets acquired	61,092
Liabilities assumed:
Accounts payable and accrued liabilities	(9,543)
Other long-term liabilities	(12,057)
Total liabilities assumed	(21,601)
Total purchase price	$39,491

Intangibles identified and valued related to the transaction include customer relationships, trade names and non-compete agreements. The final valuation of the intangibles identified is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth above. The estimated fair value of the customer relationships was determined using the multi-period excess earnings method which is based on the present value of expected cash flows generated by the revenues under the contract with the customer. The estimated fair value of the trade names was determined using the relief from royalty method which is based on the present value of royalty fees derived from projected revenues. The estimated fair value of the non-compete agreements was determined using the comparative business valuation method which is based on the present value of potential revenue and cash flow loss.

The estimated weighted average useful life for customer relationships, trade names, and non-compete agreements is 20 years, 12 years, and 5 years, respectively.

Goodwill is composed of the acquired workforce and synergies not valued, and is not deductible for tax purposes.

AUC Acquisition Holdings LLC

The aggregate purchase price, which is subject to final adjustments, for the acquisition of AUC was approximately $130.9 million, including $127.0 million of cash, $2.0 million, or 121,956, of AquaVenture ordinary shares, and $1.9 million contingent consideration. The cash includes an estimated working capital adjustment of $0.4 million due from seller. The AquaVenture ordinary shares issued were based on a closing stock price of $16.75 on October 31, 2018, the day immediately prior to the transaction date. The $1.9 million of contingent consideration, which is stated at its estimated fair value, relates to the payment of up to $2.0 million contingent upon the collection of certain notes receivable which is expected to occur over the period of approximately 18 months after the closing of the acquisition.

Of the $127.0 million of cash purchase price, approximately $110.0 million was funded from the proceeds of the Amended Corporate Credit Agreement while the remaining $17.4 million was funded from existing cash and cash equivalents.

The following table summarizes the purchase price allocated to the estimated fair value of assets acquired, including intangibles recorded in conjunction with the business combination, and liabilities assumed based on AUC’s unaudited condensed combined balance sheet as of September 30, 2018 and is for illustrative purposes only: (in thousands):

Assets acquired:
Cash and cash equivalents	$628
Restricted cash	100
Trade receivables	2,003
Current portion of long-term receivables	300
Inventory	2,605
Prepaid expenses and other current assets	775
Property, plant and equipment	31,274
Long-term receivables	599
Other assets	1,082
Intangible assets, net	47,310
Goodwill	64,801
Total assets acquired	151,477
Liabilities assumed:
Accounts payable and accrued liabilities	(2,947)
Deferred revenue	(1,540)
Other long-term liabilities	(1,648)
Deferred tax liability	(14,442)
Total liabilities assumed	(20,577)
Total purchase price	$130,900

Intangibles identified and valued related to the transaction include customer relationships, trade names, non-compete agreements and backlog. The final valuation of the intangibles identified is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth above. The estimated fair value of the customer relationships was determined using the multi-period excess earnings method which is based on the present value of expected cash flows generated by the revenues under the contract with the customer. The estimated fair value of the trade names was determined using the relief from royalty method which is based on the present value of royalty fees derived from projected revenues. The estimated fair value of the non-compete agreements was determined using the comparative business valuation method which is based on the present value of potential revenue and cash flow loss. The estimated fair value of the backlog, which represents revenues and the related profit for contracts executed but not yet completed, was determined using the multi-period excess earnings method.

The estimated weighted average useful life for customer relationships, trade names, non-compete agreements and backlogs is 20 years, 15 years, 4.9 years, and 0.7 years, respectively.

Goodwill is composed of the acquired workforce and synergies not valued, and is not deductible for tax purposes.

4.	Unaudited Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	To record the cash portion of the purchase consideration, excluding the estimated working capital adjustment of $441 thousand due from seller, funded from cash and cash equivalents.

(b)	New Guidance adoption adjustments to record additional receivables related to the completion of certain performance obligations.

(c)	New Guidance adoption adjustments for the timing of revenue recognition as it relates to certain installment sales and the related effect on inventory being delivered to the customer.

(d)	New Guidance adoption adjustments to adjust notes receivable, current and long-term portion, related to installation services embedded in a lease contract.

(e)	The net increase to prepaid expenses and other current assets is related to a receivable due from the seller for the estimated working capital adjustment from the acquisition of AUC.

(f)	New Guidance adjustment to adjust the long-term portion of costs incurred in excess of billings related to the timing of revenue recognized on projects.

(g)

To record the estimated fair value of intangible assets of $47.3 million as described in Note 3 net of the $5.3 million write-off of prior acquired intangible assets as reported historically by AUC. The net impact of the adjustment is $42.0 million.

(h)

To record the preliminary estimate of goodwill of $64.8 million as a result of the acquisition of AUC net of the $36.4 million write-off of historical goodwill reported historically by AUC. The net impact of the adjustment is $28.4 million.

(i)	To reclassify accrued expenses to conform with the AquaVenture financial statement presentation.

(j)

The net increase to accrued liabilities of $3.3 million was composed of the following: (i) an increase of $700 thousand to record an accrual for AquaVenture’s estimated acquisition-related costs that are not reflected within the historical financial statements; (ii) an increase of $470 thousand to record an accrual for estimated third party costs incurred by AquaVenture that are not reflected within the historical financial statements for the Amended Corporate Credit Agreement, of which approximately $260 thousand were capitalized as deferred financing fees and $210 thousand that were not able to be classified as deferred financing fees and, instead, were expensed as incurred; (iii) an increase of $550 thousand to reclassify accrued expenses to accrued liabilities from accounts payable to conform with AquaVenture financial statement presentation; (iv) a reduction of $150 thousand to reflect the repayment of the accrued interest related to the historical long-term debt of AUC that was repaid at the closing of the AUC acquisition; (v) a reduction of $180 thousand to reflect an adjustment for the New Guidance adoption to billings in excess of costs for certain customer contracts and (vi) to record $1.9 million of  contingent consideration for the acquisition of AUC.

(k)	To reflect the repayment of the current portion of long-term debt of AUC in connection with the acquisition.

(l)	New Guidance adoption adjustments to record deferred revenue related to the timing of revenue recognition for certain contracts.

(m)

The net increase to long-term debt of $75.2 million was composed of the following: (i) a decrease $34.6 million related to the repayment of long-term debt of AUC in connection with the acquisition; and (ii) an increase of $109.7 million related to the issuance of $110.0 million of incremental debt under the Amended Corporate Credit Agreement, net of estimated deferred financing fees of $260 thousand used to finance part of the acquisition of AUC as discussed in Note 1.

(n)	To record an increase in the deferred tax liability related to the estimated fair value of identified intangibles determined in purchase accounting.

(o)

To record the fair value of the 121,956 of AquaVenture ordinary shares issued as a component of the purchase consideration. The fair value of the ordinary shares was based on a closing stock price of $16.75 on October 31, 2018.

(p)

The increase to the accumulated deficit of $36.9 million was composed of the following: (i) an increase of $36.0 million related to the elimination of the historical members’ equity of AUC; (ii) an increase of $700 thousand related to AquaVenture’s estimated acquisition-related costs that are not reflected within the historical financial statements; and (iii) an increase of $210 thousand for estimated third party costs incurred by AquaVenture for the Amended Corporate Credit Agreement that were not able to be classified as deferred financing fees and, instead, were expensed as incurred.

(q)

The net decrease in cash of $57.5 million is composed of the following (i) a decrease of $40.7 million to record the cash portion of the purchase consideration, excluding the estimated purchase price adjustment of $1.2 million due from seller, which was funded from cash and cash equivalents and (ii) the repayment of the factored contract liability of $16.8 million at September 30, 2018, which included an unadjusted discounted balance of $13.5 million and a fair value adjustment or prepayment penalty of $3.2 million.

(r)	To record an increase in inventory related to an estimated fair value adjustment as a result of purchase accounting.

(s)

The net increase to prepaid expenses and other current assets of $400 thousand was composed of the following: (i) eliminate the current portion of deferred lease costs of $800 thousand as it is not deemed an asset in purchase accounting and (ii) record a receivable of $1.2 million thousand due from the seller related to the estimated purchase price adjustment.

(t)	To record an increase in property, plant and equipment, net, related to an estimated fair value adjustment as a result of purchase accounting.

(u)	To eliminate the long-term portion of deferred lease costs as it is not deemed an asset in purchase accounting.

(v)	To record changes to deferred taxes related to the estimated fair value of identified intangibles determined in purchase accounting.

(w)

To record the estimated fair value of intangible assets of $31.6 million as described in Note 3 net of the $3.9 million write-off of prior acquired intangible assets as reported historically by PHSI. The net impact of the adjustment is $27.7 million.

(x)	To record the preliminary estimate of goodwill as a result of the acquisition of PHSI.

(y)

The net decrease to accrued liabilities of $1.6 million was composed of the following: (i) the repayment of the current portion of the factored contract liability of $4.3 million at September 30, 2018; (ii) an increase of $810 thousand related to the recording of an estimated tax payable recorded in purchase accounting; and (iii) an increase of $1.8 million to record an accrual for AquaVenture’s estimated acquisition-related costs that are not reflected within the historical financial statements.

(z)	To reflect the repayment of the long-term debt of PHSI in connection with the acquisition of PHSI.

(aa)

The net decrease to other long-term liabilities of $20.8 million was composed of the following: (i) the repayment of the related party liabilities of $11.5 million in connection with the acquisition of PHSI and (ii) the repayment of the long-term portion of the factored contract liability of $9.3 million at September 30, 2018.

(bb)	To reflect the elimination of the historical additional paid-in-capital of PHSI.

(cc)

The reduction to the accumulated deficit of $66.0 million was composed of the following: (i) a reduction of $67.8 million related to the elimination of the historical accumulated deficit of PHSI and (ii) an increase of $1.8 million related to AquaVenture’s estimated acquisition-related costs that are not reflected within the historical financial statements.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The following pro forma adjustments are related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017:

(dd)

The net increase to selling, general and administrative expenses of $2.4 million was composed of the following: (i) a reduction of $1.2 million of AUC’s historical amortization expense related to intangible assets and (ii) an increase of $3.6 million of amortization expense related to the estimated fair value of assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis.

(ee)

The increase to interest expense, net, of $5.5 million was composed of the following: (i) a reduction of $2.7 million of AUC’s historical interest expense as the long-term debt of AUC was repaid concurrent with the closing of the AUC acquisition; and (ii) an increase of $8.2 million related to interest expense from both the $110 million of incremental debt used to finance part of the acquisition of AUC at a weighted-average interest rate of 7.4% and the amortization of deferred financing fees using the effective interest method over the term of the Amended Corporate Credit Agreement. A 1/8% change in the weighted-average interest rate during the period would result in a $140 thousand change to pre-tax loss.

(ff)	To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of AUC of 34% for the year ended December 31, 2017.

(gg)	Represents the increase in the weighted-average shares outstanding – basic and diluted from the issuance of 121,956 AquaVenture ordinary shares in the acquisition of AUC.

(hh)

The increase of rental cost of revenues was due to the increase of $20 thousand to depreciation expense for the fair value adjustments made to certain property, plant and equipment in PHSI purchase accounting.

(ii)

The net increase to selling, general and administrative expenses of $660 thousand was composed of the following: (i) a reduction of $1.2 million of PHSI’s historical amortization expense related to intangible assets; (ii) an increase of $2.2 million of amortization expense related to the estimated fair value of assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis; and (iii) a decrease of $270 thousand related to PHSI’s historical amortization of deferred lease costs for lease contracts entered into prior to January 1, 2017 as the balance was not deemed an asset in purchase accounting and, therefore, no longer subject to amortization.

(jj)

The decrease to interest expense, net, of $2.7 million composed of the following: (i) a reduction of $2.0 million of PHSI’s historical interest expense as the long-term debt of PHSI was repaid concurrent with the closing of the PHSI acquisition and (ii) a reduction of $730 thousand of PHSI’s historical interest expense as a result of the post-combination payoff of the factored contract liabilities which recorded at the present value using a discount rate of approximately 7% and accreted to interest expense over the term of the liability.

(kk)	To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of PHSI of 37.8% for the year ended December 31, 2017.

The following pro forma adjustments are related to the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018:

(ll)

New guidance adoption adjustments related to the timing and classification of revenue recognized. In addition, cost of revenues has been adjusted for the timing of certain costs incurred and for the classification of certain costs as contract costs, which are deferred and amortized, for certain contracts.

(mm)

The net decrease to selling, general and administrative expenses of $150 thousand was composed of the following: (i) a reduction of acquisition-related expenditures incurred and presented in the historical financial statements of AquaVenture and AUC of $630 thousand and $140 thousand, respectively; (ii) a reduction of $2.0 million of AUC’s historical amortization expense related to intangible assets; and (iii) an increase of $2.6 million of amortization expense related to the estimated fair value assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis.

(nn)

The increase to interest expense, net, of $5.3 million was composed of the following: (i) a reduction of $1.3 million to reflect AUC’s historical interest expense as the long-term debt of AUC was repaid concurrent with the closing of the AUC acquisition; and (ii) an increase of $6.6 million related to interest expense from both the $110 million of incremental debt used to finance part of the acquisition of AUC at a weighted-average interest rate of 8.0% and the amortization of deferred financing fees using the effective interest method over the term of the Amended Corporate Credit Agreement. A 1/8% change in the weighted-average interest rate during the period would result in a $100 thousand change to pre-tax loss.

(oo)	To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of AUC of 21% for the nine months ended September 30, 2018.

(pp)	Represents the increase in the weighted-average shares outstanding – basic and diluted from the issuance of 121,956 AquaVenture ordinary shares in the acquisition of AUC.

(qq)

The increase to rental cost of revenues was due to an increase of $10 thousand to depreciation expense for the fair value adjustments made to certain property, plant and equipment in PHSI purchase accounting.

(rr)

The net increase to selling, general and administrative expenses of $500 thousand was composed of the following: (i) a reduction of $940 thousand of PHSI’s historical amortization expense related to intangible assets; (ii) an increase of $1.6 million of amortization expense related to the estimated fair value of assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis; and (iii) a decrease of $200 thousand related to PHSI’s historical amortization of deferred lease costs for lease contracts entered into prior to January 1, 2017 as the balance was not deemed an asset in purchase accounting and, therefore, no longer subject to amortization.

(ss)

The decrease to interest expense, net, of $2.4 million was composed of the following: (i) a reduction of $1.8 million of PHSI’s historical interest expense as the long-term debt of PHSI was repaid concurrent with the closing of the PHSI acquisition and (ii) a reduction of $630 thousand of PHSI’s historical interest expense as a result of the post-combination payoff of the factored contract liabilities which recorded at the present value using a discount rate of approximately 7% and accreted to interest expense over the term of the liability.

(tt)	To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of PHSI of 25.5% for the nine months ended September 30, 2018.